UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

OrthoPediatrics Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-38242	26-1761833
(Commission File Number)	(IRS Employer Identification No.)

2850 Frontier Drive Warsaw, Indiana	46582
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (574) 268-6379

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00025 par value per share	KIDS	Nasdaq Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Item 1.01. Entry Into a Material Definitive Agreement.

On April 1, 2022, OrthoPediatrics Corp. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OrthoPediatrics Iowa Holdco, Inc., a Delaware corporation and newly-formed wholly-owned subsidiary of the Company (“Merger Sub”), Mitchell Designs, Inc. (“Designs”), an Iowa corporation and the sole shareholder of MD Orthopaedics, Inc., also an Iowa corporation (“MD Ortho”) and John Mitchell, the sole shareholder of Designs (“Mitchell”). MD Ortho has developed and manufactures a portfolio of orthopedic clubfoot products.

Pursuant to the Merger Agreement, Designs has merged with and into Merger Sub. Under the terms of the Merger Agreement, the Company paid to Mitchell consideration of (a) $8.2 million in cash, and (b) 173,241 shares of unregistered common stock, $0.00025 par value per share, of the Company (“Common Stock”), representing approximately $8.9 million (based on a share price of $51.3735 which was the volume weighted average trading price during the 15 day period ending on March 24, 2022). The Company has committed to stay current on its securities filings for a period of six months following closing so that the Rule 144 safe harbor will be available for the transfer of shares by Mitchell at the conclusion of the holding period. The purchase price is subject to a post-closing working capital adjustment.

Pursuant to the Merger Agreement, certain employees of MD Ortho also received awards of restricted stock of the Company which will vest in three years. The Restricted Stock Award Agreements were to 31 individuals for an aggregate of 48,591 shares representing approximately $2.5 million using the share price outlined above and were granted pursuant to the Company’s 2017 Incentive Award Plan.

The Merger Agreement contains negotiated representations, warranties and covenants by Mitchell and the Company, which are believed to be customary for transactions of this kind. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and (iii) were made only as of the date of the Merger Agreement or as of such other date or dates as may be specified in the Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Investors are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the complete text thereof, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 regarding the issuance of the Common Stock pursuant to the Merger Agreement is incorporated by reference into this Item 3.02. As part of the aggregate consideration payable on the Closing Date, the Company issued the number of shares of Common Stock set forth above. The issuance of the Common Stock was made in reliance upon an exemption provided under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01. Regulation FD Disclosure.

On April 4, 2022, the Company issued a press release, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated herein by reference, announcing the completion of the acquisition.

The information contained in this Item 7.01 (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1*	Agreement and Plan of Merger, dated April 1, 2022, by and among OrthoPediatrics Corp., OrthoPediatrics Iowa Holdco, Inc., Mitchell Designs, Inc. (“Designs”), and John Mitchell, the sole shareholder of Designs.

99.1	Press Release, dated April 4, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	The schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the Merger Agreement to the Securities and Exchange Commission (the “SEC”) upon request.

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OrthoPediatrics Corp.

Date: April 4, 2022	By:	/s/ Daniel J. Gerritzen
Daniel J. Gerritzen, General Counsel and Secretary